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PROSPECTUS

                                     [LOGO]

                                METROCALL, INC.

                         40,000 shares of common stock

         This prospectus relates solely to the resale of up to an aggregate of 40,000 shares of common stock of Metrocall, Inc. which were issued by Metrocall to Andrew Kim as an award under the Pinnacle Reseller Program Performance Award Agreement, dated as of December 1995, between ProNet Inc., predecessor-in-interest to Metrocall, and Coldwell Communications Inc. Mr. Kim may sell these shares from time to time in transactions on the Nasdaq Small Cap Market, in the over-the-counter market, in negotiated transactions, or through a combination of these methods. He may sell the shares at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         Metrocall will not receive any of the proceeds from the sale of the shares being sold by Mr. Kim. Metrocall has agreed to bear the expenses incurred in connection with the registration of these shares. Mr. Kim will pay or assume brokerage commissions or similar charges incurred in the sale of the 40,000 shares of common stock.

         Metrocall's common stock is traded on the Nasdaq Stock Market under the symbol "MCLL." On March 15, 2000, the closing price for the common stock as reported by Nasdaq was $12.375 per share.

         PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THIS OFFERING.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
         COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR
          DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS
       PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE
                        OFFER OR SALE IS NOT PERMITTED.

                The date of this prospectus is March 31, 2000.


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                                TABLE OF CONTENTS

About Metrocall.................................        2
Risk Factors....................................        2
Where You Can Find More Information.............        3
Information Incorporated Into This Prospectus...        3
Use of Proceeds.................................        4
Plan of Distribution............................        4
Selling Security Holder.........................        4
Legal Matters...................................        4
Experts.........................................        4


ABOUT METROCALL

         Metrocall is a leading provider of local, regional, and national paging and other wireless messaging services. Metrocall has a nationwide network through which it provides messaging services to over 1,000 U.S. cities, including the 100 largest metropolitan areas. Since 1993, Metrocall's subscriber base has increased from less than 250,000 in 1993 to more than 5.9 million as of December 31, 1999. Metrocall has achieved this growth through a combination of internal growth and a program of mergers and acquisitions. As of December 31, 1999, Metrocall was the third largest paging and wireless-messaging company in the United States based on number of subscribers.

         Metrocall was organized as a Delaware corporation in October 1982. Metrocall common stock is traded on the Nasdaq Stock Market under the symbol "MCLL." Metrocall's principal executive offices are located at 6677 Richmond Highway, Alexandria, Virginia 22306 and its telephone number is (703) 660-6677.

                                  RISK FACTORS

         You should carefully consider those risks described below, as well as other information included in this prospectus, before making a decision to participate in this offering.

         BUSINESS RISKS -- METROCALL'S BUSINESS IS SUBJECT TO RISKS THAT COULD IMPAIR ITS BUSINESS OPERATIONS.

         This prospectus incorporates by reference the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 1999 under "Risk Factors."

         Forward-looking statements -- This prospectus and the documents incorporated by reference include forward-looking statements. If our expectations reflected in these forward-looking statements prove to be incorrect, our actual results could differ materially from these expectations.

         This prospectus and the documents incorporated by reference include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about Metrocall, including, among other things:

         -Metrocall's high leverage and need for substantial capital;

         -Metrocall's ability to service debt;

         -Metrocall's history of net operating losses;

         -the restrictive covenants governing Metrocall's indebtedness;

         -Metrocall's ability to cover fixed charges

         -the amortization of Metrocall's intangible assets;

         -Metrocall's ability to implement its business strategies;



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         -the impact of competition and technological developments;

         -satellite transmission failures;

         -subscriber turnover;

         -the risks associated with Metrocall's investment in a newly formed technology joint venture;

         -regulatory changes;

         -dependence on key suppliers and

         -dependence on key management personnel.

         Other matters set forth in this prospectus or in the documents incorporated by reference may also cause actual results in the future to differ materially from those described in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                      WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, therefore, file reports, proxy statements and other information with the SEC. You can inspect and copy all of this information at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy statements and information statements and other information regarding issuers, such as us, that file electronically with the SEC. The address of this web site is http:
\\www.sec.gov.

         This prospectus is a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act of 1933. The rules of the SEC allow us to leave some of the information contained in the registration statement out of this prospectus. Therefore, you should review the registration statement and its exhibits for further information about us and our common stock. Copies of the registration statement and its exhibits are on file at the offices of the SEC and you can view them at the SEC's website. You should read the exhibits for a more complete description of the matters involved. You should rely only on the information or representations provided in this prospectus and the registration statement. We have not authorized anyone to provide you with different information.

                 INFORMATION INCORPORATED INTO THIS PROSPECTUS

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the following documents or information filed with the SEC.

         1 Metrocall's Annual Report on Form 10-K for the year ended December 31, 1999, filed with the SEC on March 10, 2000.

         2. Metrocall's Current Reports on Form 8-K filed with the SEC on February 11, 2000, February 28, 2000 and March 27, 2000.

         3. The description of the common stock contained in Metrocall's registration statement on Form 8-A filed with the SEC on June 14, 1993 under the Exchange Act, which became effective on July 15, 1993, including any amendment or report filed for the purpose of updating such description.

         4. Metrocall's Proxy Statement for the Annual Meeting of Stockholders dated April 5, 1999.




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         5.  All future filings by Metrocall with the SEC under Sections 13
             (a), 13(c), 14 or 15(d) of the Exchange Act until all securities offered under this prospectus have been either sold or deregistered.

         You may request a copy of these filings at no cost by writing to us at: Metrocall, Inc., 6677 Richmond Highway, Alexandria, Virginia, 22306,
Attention: Shirley B. White, Assistant Secretary, or by calling us at (703) 660-6677. We will not provide copies of exhibits to the filings unless the exhibits are specifically incorporated by reference into the body of the filing.

                                USE OF PROCEEDS

         Metrocall will not receive any of the proceeds from the sale of the shares by Mr. Kim.

                              PLAN OF DISTRIBUTION

         The shares of common stock of Metrocall covered by this prospectus were issued by Metrocall to Andrew Kim as an award under the Pinnacle Reseller Program Performance Award Agreement, dated as of December 1995, between ProNet Inc., predecessor-in-interest to Metrocall, and Coldwell Communications Inc. Mr. Kim is the Vice President of Coldwell Communications, Inc. Mr. Kim may resell these shares from time to time in transactions on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions, or through a combination of these methods. He may sell the shares at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Mr. Kim may sell the shares to or through broker-dealers, and the broker-dealers may receive compensation in the form of discounts, concessions or commissions from Mr. Kim and/or the purchasers of the shares. The compensation paid to a particular broker-dealer may be more than customary.

                            SELLING SECURITY HOLDER

         The following table sets forth certain information regarding Mr. Kim's ownership of shares of Metrocall common stock as of February 29, 2000, and the amount which may be offered for Mr. Kim's account or his transferees or distributees from time to time. Because Mr. Kim may sell all or any part of his 40,000 shares pursuant to this prospectus, we cannot estimate the number of shares that Mr. Kim will hold upon termination of this offering.


Selling Stockholder           Number of shares beneficially      Number of shares which
                              owned prior to offering            may be sold in this
                                                                 offering

----------------              -------------------------          ---------------------
Mr. Andrew Kim                40,000                             40,000


         Mr. Kim received his 40,000 shares through his employer, Coldwell Communications, Inc., where he serves as Vice President. Coldwell Communications received the 40,000 shares as an award under the Pinnacle Reseller Program, which provides for the issuance of award stock to participants who satisfy certain performance conditions. The Pinnacle Reseller Program is currently administered by Metrocall.

                                 LEGAL MATTERS

         Wilmer, Cutler & Pickering, Washington, D.C., will pass upon the validity of the shares offered in this prospectus.

                                    EXPERTS

         The financial statements and schedule of Metrocall, Inc. included in Metrocall, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999 and incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.





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